Exhibit (a)(56)

Dear Genco Shareholders,

We are reaching out to you directly as you need to take action today. Genco’s highly qualified Board continues to act in the best interests of all Genco shareholders and is successfully executing its Comprehensive Value Strategy, which has delivered $7.16 per share in dividends to shareholders and generated outsized shareholder returns of 210%.1 We believe Genco will deliver compelling dividends and superior value to shareholders in a strengthening drybulk market.

Diana Shipping inc. is trying to take over Genco on the cheap through a proxy fight to replace some of Genco’s board members. Diana has also launched a tender offer at an inadequate $24.80 price, which is below Genco’s underlying net asset value (NAV); and does not provide a control premium.

Don’t let Diana prevent you from realizing the full upside potential of your Genco investment. Do not tender your shares into Diana’s offer. Vote today:

“FOR”

The reelection of ALL of Genco’s highly qualified nominees

•	Paramita Das, Kathleen C. Haines, Basil G. Mavroleon, Karin Y. Orsel, Arthur L. Regan and John C. Wobensmith

“FOR”

The Board’s recommendations on other proposals

•	Proposals 2, 3, 4 and 5

“WITHHOLD”

On Diana’s handpicked nominees

•	Jens Ismar and Paul Cornell

“AGAINST”

Diana’s shareholder proposals

•	Proposals 6 and 7

The deadline to vote is June 17, 2026 at 11:59 PM ET, so vote today online, by phone or by returning your WHITE proxy card before time runs out.

Voting is quick and easy and instructions can be found below and on our website: www.gencodrivessuperiorreturns.com/how-to-vote

Vote by Internet

WWW.CESVOTE.COM

Use the Internet to transmit your voting instructions. Have your WHITE proxy card in hand when you access the web site and follow the instructions to create an electronic voting instruction form.

Vote by telephone

1-888-693-8683

Use any touch-tone telephone to transmit your voting instructions. Have your WHITE proxy card in hand when you call and then follow the instructions.

Vote by mail

Mark, sign and date your WHITE proxy card and return it in the postage-paid envelope we have provided to:

Genco Shipping & Trading Limited
c/o Corporation Election Services
P.O. Box 3230
Pittsburgh, PA 15230.

If you have questions or require any assistance with voting your shares, please contact Genco Shipping & Trading Limited’s proxy solicitor listed below:

7 Penn Plaza
New York, New York 10001

Call Collect: (212) 929-5500 or  Toll-Free (800) 322-2885
Email: proxy@mackenziepartners.com

•	1. Represents TSR since the closing price on April 19, 2021 (the last trading day before Genco publicly announced its Comprehensive Value Strategy).

Forward-Looking Statements
This communication contains statements that may constitute forward-looking statements. These statements include, but are not limited to: statements related to the Company’s views and expectations regarding Diana Shipping Inc.’s unsolicited tender offer; any statements relating to the plans, strategies and objectives of management or the Company’s Board for future operations and activities; any statements concerning the expected development, performance, market share or competitive performance relating to products or services; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on the Company and its financial performance; and any statements of assumptions underlying any of the foregoing. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and often use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward-looking statements are based on our management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this release are the following: (i) the Company’s plans and objectives for future operations; (ii) that any transaction based on Diana’s non-binding indicative proposal or otherwise may not be consummated at all; (iii) the ability of Genco and its shareholders to recognize the anticipated benefits of any such transaction; (iv) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; and (v) other factors listed from time to time in our filings with the SEC, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent reports on Form 8-K and Form 10-Q. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends actually paid may vary. In addition, the forward-looking statements included in this communication represent the Company’s views as of the date of this communication and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this communication.

Important Information for Investors and Shareholders
This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC (available here). Any solicitation/recommendation statement filed by the Company that is required to be mailed to shareholders will be mailed to shareholders. THE COMPANY’S INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a copy of the solicitation/recommendation statement on Schedule 14D-9, any amendments or supplements thereto and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/, or by contacting Peter Allen as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Important Additional Information and Where to Find It
The Company has filed a definitive proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from the Company’s shareholders for the Company’s 2026 Annual Meeting of Shareholders. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement, and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/.